As Filed with the Securities and Exchange Commission on April 20, 2004
                                                                                                                                                     Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION

_________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_________________

TMSF HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	6162 (Primary Standard Industrial Classification Code Number)	87-0642252 (I.R.S. Employer Identification Number)

727 West Seventh Street, Suite 850
Los Angeles, California 90017
(213) 234-2400
(Address of Principal Executive Offices and Zip Code)

_________________

2003 STOCK OPTION, DEFERRED STOCK AND RESTRICTED STOCK PLAN
(Full Title of the Plan)

_________________

Raymond Eshaghian
Chief Executive Officer
727 West Seventh Street, Suite 850
Los Angeles, California 90017
(213) 234-2400
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

_________________

Copies to

Thomas J. Poletti, Esq.
Ted Weitzman, Esq.
& Lockhart LLP
10100 Santa Monica Blvd., 7th Floor
Los Angeles, CA 90067
Telephone (310)552-5000
Facsimile (310) 552-5001

_________________

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, $.001 par value	2,000,000	$ 0.81	$ 1,620,000	$ 206
(1)	Pursuant to Rule 416 (c) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) of the Securities Act, based on the price at which options may be exercised, or if such price is not known, on the average of the high and low prices on the OTC Bulletin Board on April 16, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The documents containing information specified in this Part I are being separately provided to the Registrant’s employees, officers, directors and consultants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The documents listed in paragraphs (a) and (b) below have been filed with the Securities and Exchange Commission (the “Commission”) and are hereby incorporated by reference into this Registration Statement. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereto from the date of filing of such documents.

        (a)     Registrant’s Annual Report on Form 10-KSB, as amended, for the year ended December 31, 2003;

         (b)     Registrant’s Current Report on Form 8-K/A filed with the SEC on January 21, 2003.

Item 4. Description of Securities.

Common stock

        We are authorized to issue 100,000,000 shares of common stock, $0.001 par value per share. As of April 20, 2004, there were 15,000,000 shares of common stock outstanding, and there were options outstanding to purchase an additional 750,000 shares of our common stock.

        The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

        We do not intend to pay cash dividends on our common stock in the foreseeable future. To the extent we have earnings in the future, we intend to reinvest such earnings in our business operations.

Delaware Anti-Takeover Law and Charter and Bylaw Provisions

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date that the person became an interested stockholder unless, with certain exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder.

        Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years prior, did own 15% or more of the corporation’s voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of us without further action by our stockholders. Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of our company, including changes a stockholder might consider favorable. In particular, our certificate of incorporation and bylaws, as applicable, among other things, will:

  provide our board of directors with the ability to alter our bylaws without stockholder approval;

  provide that special meetings of stockholders can only be called by our Chief Executive Officer or President, or by our Board of Directors at the request in writing of a majority of the members of our Board of Directors;

  provide for an advance notice procedure with regard to the nomination of candidates for election as directors and with regard to business to be brought before a meeting of stockholders;

  provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum; and

  allow us to issue up to 10,000,000 shares of preferred stock with rights senior to those of the common stock and that otherwise could adversely affect the rights and powers, including voting rights, of the holders of common stock. In some circumstances, this issuance could have the effect of decreasing the market price of our common stock, as well as having the anti-takeover effects discussed above.

        Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Item 5. Interests of Named Experts and Counsel.

        Kirkpatrick & Lockhart LLP, Los Angeles, California, will pass for us on the validity of the common stock offered hereby.

Item 6. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Article VIII of the Registrant’s Certificate of Incorporation, as amended, and Article VII of the Registrant’s Bylaws provide for indemnification of the Registrant’s directors, officers, employees, and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and executive officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by law to the extent such costs or expenses are not covered by existing directors and officers insurance. The Registrant carries directors and officers liability insurance covering its directors and officers against liability asserted against or incurred by the person arising out of his or her capacity as a director or officer, including any liability for violations of the Securities Act or the Exchange Act, subject to some exclusions and coverage limitations.

Item 7. Exemption From Registration Claimed.

         Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	2003 Stock Option, Deferred Stock and Restricted Stock Plan (incorporated by reference to Exhibit 10.1 of the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2002).
4.2	Form of Stock Option Agreement (Employee).
4.3	Form of Stock Option Agreement (Executive).
4.4	Form of Stock Option Agreement (Super Executive).
4.5	Form of Restricted Stock Purchase Agreement (Employee).
4.6	Form of Restricted Stock Purchase Agreement (Executive).
4.7	Form of Restricted Stock Purchase Agreement (Super Executive).
5.1	Opinion of Kirkpatrick & Lockhart LLP.
23.1	Consent of Singer Lewak Greenbaum & Goldstein LLP.
23.2	Consent of Kirkpatrick & Lockhart LLP (contained in Exhibit 5.1).

Item 9. Undertakings.

         The undersigned Registrant hereby undertakes:

         (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 20th day of April, 2004.

TMSF HOLDINGS, INC. By:/s/ RAYMOND ESHAGHIAN Raymond Eshaghian Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Raymond Eshaghian and Masoud Najand, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/S/ RAYMOND ESHAGHIAN Raymond Eshaghian	Chairman of the Board, Chief Executive Officer and Secretary (Principal Executive Officer)	April 20, 2004

/s/ MASOUD NAJAND Masoud Najand	Chief Financial Officer (Principal Financial and Accounting Officer)	April 20, 2004

/s/ M. AARON YASHOUAFAR M. Aaron Yashouafar	Director	April 20, 2004

/s/ H. WAYNE SNAVELY H. Wayne Snavely	Director	April 20, 2004

Exhibit Number	Description
4.1	2003 Stock Option, Deferred Stock and Restricted Stock Plan (incorporated by reference to Exhibit 10.1 of the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2002).
4.2	Form of Stock Option Agreement (Employee).
4.3	Form of Stock Option Agreement (Executive).
4.4	Form of Stock Option Agreement (Super Executive).
4.5	Form of Restricted Stock Purchase Agreement (Employee).
4.6	Form of Restricted Stock Purchase Agreement (Executive).
4.7	Form of Restricted Stock Purchase Agreement (Super Executive).
5.1	Opinion of Kirkpatrick & Lockhart LLP.
23.1	Consent of Singer Lewak Greenbaum & Goldstein LLP.
23.2	Consent of Kirkpatrick & Lockhart LLP (contained in Exhibit 5.1).